EXHIBIT 10.63
MANAGEMENT SERVICES AGREEMENT
This Management Services Agreement (the “Agreement”) is made and entered into this 24 day of August 2007, by and between Liberty Mutual Insurance Company (“Liberty Mutual”), a Massachusetts stock insurance company and West American Insurance Company (“WAIC”), an Indiana stock insurance company.
I. Performance of Services Liberty Mutual agrees, to the extent requested by WAIC, to perform such services (collectively, “services”) for WAIC as WAIC determines to be reasonably necessary or desirable in the conduct of its operations; provided, however, that Liberty Mutual may, in its sole discretion, decline to provide any of the services contemplated in this Agreement if providing the requested services would interfere with Liberty Mutual’s ability to meet its obligations to its policyholders or would otherwise adversely affect Liberty Mutual. All services provided under this Agreement shall comply with all applicable state laws and regulations governing WAIC, including all laws and regulations relating to review of WAIC’s books and records. As may be necessary for the performance of Liberty Mutual’s services under this Agreement, Liberty Mutual shall have the authority to negotiate or conclude contracts on behalf of WAIC or bind WAIC to any such contracts.
The listing of the following services to be performed under this Agreement is not intended to limit the performance of other services that may be provided by Liberty Mutual to or on behalf of WAIC, as may be agreed to by the parties from time to time:
A. Accounting, financial, tax and auditing. Subject to the direction and control of WAIC’s Board of Directors and responsible officers, Liberty Mutual shall provide WAIC with such financial and accounting services as may be desirable, including:
     1. Preparation and maintenance of annual and quarterly financial statements and other reports providing information required by the state of domicile and other states in which WAIC is transacting business, the maintenance of necessary and proper records and books of account with respect to the business of WAIC, and the maintenance and compilation of all data required for the preparation of tax returns.
     2. Assistance to WAIC in connection with the examination or audit of the books, records, affairs and activities of WAIC by governmental, insurance or taxing authorities having regulatory or taxing authority with respect to the operations of WAIC, or by any firm of certified public accounts appointed by WAIC to audit its books, records and accounts.
     3. Assistance to WAIC with treasury and accounts payable functions as may be determined between the parties. WAIC shall certify to Liberty Mutual the names and specimen signatures of all officers or employees of WAIC who are authorized to sign instructions of its behalf. Liberty Mutual shall have the right to require that all instructions made in connection with this Agreement meet its satisfaction as to content, form and authenticity.

Nothing in this Agreement shall be construed to alter the fact that WAIC’s books records and accounts are owned by WAIC; and WAIC shall have the right to inspect, or authorize others to inspect, its books, records and accounts.
B. Purchasing, payroll and employee benefits. Subject to the direction and control of WAIC’s Board of Directors and responsible officers, Liberty Mutual shall provide WAIC with such services involving purchasing (including access to group purchasing contracts and fleet management services), payroll processing, and employee relations and/or benefits as may be permissible and desirable.
C. Information Technology and Support. Subject to the direction and control of WAIC’s Board of Directors and responsible officers, Liberty Mutual shall provide the technology infrastructure, information technology systems, software, data center management, network management services, monitoring, management/oversight, and support services to WAIC and shall provide trouble-shooting functions on behalf of WAIC.
D. Policy Administration and Production. Subject to the direction and control of WAIC’s Board of Directors and responsible officers, Liberty Mutual may perform all policy production, print and mail activities on WAIC’s behalf for all the states in which WAIC currently operates and in which it may operate in the future.
E. Real Estate Management. Subject to the direction and control of WAIC’s Board of Directors and responsible officers, Liberty Mutual may handle all matters and issues relating to WAIC’s real estate purchases, sales, leases and lease-backs.
F. Legal. Subject to the direction and control of WAIC’s Board of Directors and responsible officers, Liberty Mutual may provide legal services, including litigation management services, to or on behalf of WAIC.
G. General Administration. Providing all personnel, equipment, data processing program, materials and supplies necessary or desirable for the performance of the services contemplated in this Agreement.
H. Miscellaneous. Subject to the direction and control of WAIC’s Board of Directors and responsible officers, Liberty Mutual may perform such other services on behalf of WAIC as it may desire, and as may be mutually agreed to between Liberty Mutual and WAIC.
I. Reinsurance. Reinsurance services including, but not limited to (i) agreement to reinsurance policy and/or contract wordings and endorsements to existing policies; (ii) processing of reinsurance policy cancellations, nonrenewals and endorsements and other amendatory addenda; (iii) collection of premiums due under reinsurance policies or contracts, audits and remittances; (iv) negotiation and purchase of reinsurance coverage; (v) administration of letters of credit and other arrangements for the provision of security; and (vi) administration of reinsurance contracts.

II. Charges. WAIC shall reimburse Liberty Mutual or the reasonable cost of performing any of the services provided pursuant to this Agreement. Charges for such services shall include direct expenses and directly allocable expenses allocated to WAIC by Liberty Mutual in conformity with customary insurance accounting practices consistently applied. The method of expense allocations under this Agreement shall be consistent with the principles stated in the Statement of Statutory Accounting Principles No. 70, “Allocation of Expenses.”
III. Accounts and Disbursements. Amount owing between the parties shall be settled between the parties on a monthly basis, unless otherwise agreed to between the parties, provided, however, that the parties shall settle all amounts owing on at least a calendar quarterly basis.
IV. Confidentiality. Liberty Mutual and WAIC are prohibited from disclosing or communicating to any other person, not a party to this Agreement, any confidential or proprietary information or trade secrets relating to the parties’ respective business or relating to any affiliate or agency of any party to this agreement, including business methods and techniques, research data, marketing and sales information, customer lists, know-how and any other information concerning the business operations of any party of this Agreement, or any such party’s affiliates and subsidiaries, unless the disclosure of communication of such information has been consented to in writing by the party whose confidential and propriety information or trade secrets is to be released. Confidential and proprietary information shall not include (a) information generally known to the public, (b) information known to Liberty Mutual or WAIC to be non-confidential from other, third party, sources prior to the execution of this Amendment, and (c) information required to be disclosed by law or a state or federal governmental agency having authority over the business of Liberty Mutual or WAIC, but only for the limited purpose of such disclosure.
V. Standards for Performance of Delegated Administrative and Management Functions.
A. At all times during the term of the Agreement, Liberty Mutual shall perform all delegated administrative and management functions at a level that is at least equal to its standards for performing such functions on behalf of its own insurance operations. In additions, all delegated administrative and management functions shall be performed in accordance with, and subject to, at all times, the relevant and applicable state (or federal) insurance laws and regulations to which WAlC’s insurance operations are, or may be, subject.
B. In the event that Liberty Mutual receives a notice from any governmental agency, board, bureau, commission or public authority of any type, of any alleged violation of any state or federal insurance law, such notice shall immediately be forwarded to WAIC. Liberty Mutual shall cooperate in responding to any such governmental notice as such notice relates to its rendering of services under the Agreement.
VI. Term and Termination.
A. Term. This Agreement shall be effective as of the 24 day of August 2007, and shall continue in full force an effect until terminated in accordance with subsection B, below. In the event that this Agreement is required to be approved by any state Department of Insurance, any request for such approval shall seek an effective date that mirrors the date expressed above.
B. Termination.
1. Termination without Cause. This Agreement may be terminated, in whole or in relevant part, as appropriate, by WAIC or Liberty Mutual, without case, upon ninety (90) days prior written notice. The terminating party shall provide the applicable state Department(s) of Insurance with written notification of any whole or partial termination of this Agreement, as may be appropriate, in accordance with state law requirements.
2. Termination with Cause. This Agreement may be terminated immediately, in relevant part, as appropriate, by WAIC or Liberty Mutual, for the following reasons:
(a) Material failure by Liberty Mutual to perform the services delegated in accordance with the standards set forth in this Agreement; provided, however, that upon notification by WAIC that the services so delegated are not being performed in an appropriate or satisfactory manner, Liberty Mutual shall have thirty (30) days in which to cure the deficiency. In the event the deficiency is not cured to the satisfaction of WAIC, WAIC may immediately terminate this Agreement.
(b) nonpayment of costs by a delegating party of the party performing the services so delegated.
(c) The suspension, revocation or other restriction on the insurance license of either WAIC or Liberty Mutual.
(d) The insolvency, voluntary or involuntary bankruptcy, reorganization or liquidation of either WAIC or Liberty Mutual.
(e) In the event of (i) the acquisition of WAIC by a third party from Liberty Mutual; or (ii) any other change in control with causes Liberty Mutual to no longer maintain a majority on the Board of Directors of WAIC, then this Agreement shall terminate with respect to WAIC as of the effective date of the change of control.
C. Effect of Termination. In the event that this Agreement is terminated, with, or without, cause, in whole or in part, as appropriate, the relevant services shall continue to be provided by Liberty Mutual until alternate arrangements reasonably can be made by WAIC (the “Transition Services”); provided, however, that the Transition Services shall not be required to be provided for a period of time extending beyond ninety (90) days from the effective date of termination, unless otherwise agreed to by parties. In the event that this Agreement is terminated, in whole or in part, as appropriate, for any reason other than those relating to change of control as described in Section VI.B.2(e), above, all such Transition Services shall continue to be compensation for on a cost basis. In the event that this Agreement is terminated for reasons specified in Section VI.B.2(e), above, all such Transition Services shall be compensated for at the then-prevailing market rate for the provision of such services.

VII. Indemnification.
A. Liberty Mutual Indemnification of WAIC Liberty Mutual shall indemnify, defend and hold harmless WAIC from and against any expenses, damages, liability, actions, costs or other claims, including but not limited to reasonable attorney’s fees and associated costs, incurred by WAIC either (i) as a result of the failure of Liberty Mutual or any subcontractor appointed by Liberty Mutual to comply with any law or administrative regulations, only if such failure is the result of willful neglect or gross negligence, or (ii) as a result of, or in connection with, Liberty Mutual’s breach of any duty or obligation hereunder or the breach of any duty or obligation of any subcontractor appointed by Liberty Mutual if such breach is the result of willful neglect or gross negligence. WAIC may set off against any amount due Liberty Mutual any amount due to WAIC, pursuant to this or any other agreement to which the parties to this indemnification are also parties.
B. WAIC’s Indemnification of Liberty Mutual. WAIC shall indemnify Liberty Mutual and hold Liberty Mutual harmless WAIC from all actions, liabilities, costs and expenses arising out of or in any way related to Liberty Mutual’s services under this Agreement, unless directly related to Liberty Mutual’s willful neglect or gross negligence.
VIII. No Waiver. The parties hereto agreement that no indulgence or acceptance of any delinquent or partial payment or ratification after the fact of any violation or breach of any provision of this Agreement by any party hereto shall be construed as a waiver of any party’s rights hereunder.
IX. Notices. Any notice required to be given pursuant to any provision of this Agreement shall be in writing and shall be sent to the parties at their respective last known address by first class mail, postage prepaid, by overnight delivery service, or by confirmed facsimile transmission.
X. Severability. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and the Agreement shall be construed and enforced as if that provision had not been included.
XI. Amendment. This Agreement may only be amended upon the written agreement of both parties hereto.
XII. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original, but all of which together, shall be considered one and the same.
XIII. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without application of the conflict of laws principles thereof).

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement under seal as of the day and year first above written.

Liberty Mutual Insurance Company
/s/ James R. Pugh
By: James R. Pugh
Its: Assistant Secretary

West American Insurance Company
/s/ James F. Dore
By: James F. Dore
Its: Chief Financial Officer

AMENDMENT NO. 1
(the “Amendment”)
TO
MANAGEMENT SERVICES AGREEMENT
(the “Agreement”)
by and between
LIBERTY MUTUAL INSURANCE COMPANY (“Manager”) and WEST AMERICAN INSURANCE COMPANY (“Company”); (hereinafter together called the “Parties”).
WHEREAS, the Parties entered into the Agreement for Manager to provide various services effective August 24, 2007.
WHEREAS, the Parties deem it necessary to amend certain provisions of the Agreement with respect to settlement of amounts due between them.
NOW, THEREFORE, the Parties hereto agree to amend the Agreement as follows: Section III of the Agreement is amended and restated as follows:
III. Accounts and Disbursements. Amounts owing between the parties shall be settled between the parties on a quarterly basis and payments of amounts owing shall be made within 45 days after the end of the calendar quarter.
IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to the Agreement, effective as of the 31st day of December, 2007 to be executed by their respective duly authorized officers.

Liberty Mutual Insurance Company	West American Insurance Company

/s/ John D. Doyle	/s/ James F. Dore

By: John D. Doyle	By: James F. Dore
Its: Vice President and Comptroller	Its: Chief Financial Officer